SUPPLIER’S AGREEMENT

This Supplier’s Agreement dated the 31th day of March, 2017 (“Agreement”), by and between Guangzhou Suide Commodity Co., Ltd (“GSC”), a limited liability company organized under the laws of the province of Guangdong, China with its principal office at Malaysia Industrial Park, Huadu District, Guangzhou, China, and Bemax Inc. (“Bemax”), a corporation under the laws of the state of Nevada with its principal office at 625 Silver Oak Drive, Dallas, Georgia 30132.

WITNESSETH:

WHEREAS, GSC is in the business of manufacturing and selling disposable diaper products as defined below. The Product(s) in which this particular

Agreement pertains to are described in Schedule “A”.

WHEREAS,Bemax is willing and able to purchase, distribute and export the

Product(s) in a private labeled format as set forth herein. The Product(s) will be purchased, distributed, exported and sold in packaging not trademarked or registered by GSC.

•	WHEREAS, The Parties have agreed that Bemax may purchase, distribute, export and sell the Product(s) in a private label format on the terms and conditions outlined in this Agreement.

NOW, THEREFORE, for and in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

1.	DEFINITIONS

1.1 The term “Private Label Disposable Baby Diapers” shall mean the disposable baby diapers brands of Mother’s Touch, Mother’s Choice, as well as any subsequent improvements thereto.

1.2 The term “Parties” shall mean GSC and Bemax.

1.3 The term “Products” shall mean and include the Private Label Disposable Baby Diapers.

1.4 The term “Product Units” shall mean the total amount of Private Label Disposable Baby Diapers purchased not limited to but, including demonstration, samples, market giveaways or promotions.

1.5 The term “Products Produced” shall mean the total amount of Private Label Disposable

Baby Diapers unit produced and purchased by Bemax.

The above mentioned Parties agree to the following:

RIGHTS AND RESPONSIBILITIES OF GSC

As the Manufacturer of the Product(s) described in Schedule “A”, the GSC shall:

•	Manufacture disposable baby diapers in different sizes as stated by Bemax under the brand name Mother’s Touch, Mother’s Choice and supply to Bemax under the terms of this Agreement.
•	Package Product(s) as noted in Schedule “A” under the private label brand name of Mother’s Touch, Mother’s Choice and supply this Product(s) to Bemax under the terms of this Agreement.
•	Provide storage for Bemax private labels brands of disposable baby diapers and ship Product(s) as noted in Schedule “A” to Bemax nominated warehouse at Bemax’s expense.
•	Modify any packaging instruction supplied by Bemax to meet industry guidelines and/or restrictions.
•	GSC will accept the return of a Private Labeled product. Authorization to return a private labeled product will be reviewed by both Parties on a case by case basis.

RIGHTS AND RESPONSIBILITIES OF BEMAX

As the Distributor, seller and Exporter of the Product(s) described in Schedule “A”, Bemax agrees to:

•	Provide to GSC, all necessary artwork, graphics for the Product label.
•	Pay the costs of plate charges, bag production and set up fees incurred for creating the Private Label(s) or provide GSC with already produced bags for packaging of Private Label products. The private label packaging fees are separate from and do not include the costs of the diaper production.
•	Pay 30% of the costs of the pro forma invoice for the diaper production to GSC prior to product being produced. Per price breakdown shall be as agreed by both Parties and described on the pro-forma invoice.
•	Pay the remaining balance of the diaper product/inventory upon shipment of the products. GSC shall release original shipping documents to Bemax upon receipt of the remaining balance of the diaper product shipped by GSC.
•	Once GSC receives full payment for the Private Label(s) as stated on the pro-forma invoice, the label(s) will become the property of Bemax.
•	Abide by the GSC standard payment terms, which are noted on each invoice.
•	Ensure that the Product Warning and Directions for use, are clearly incorporated on the private label(s) packing bag.

2.	PAYMENTS

2.1 All payments due hereunder shall be paid by check or bank wire payable in United States of America currency to GSC, or to the account of GSC at such bank as GSC may from time to time designate by notice to Bemax.

2.2 All payments required under this agreement shall be made by Bemax to GSC within thirty (30) days of completion of production.

2.3 All finished Products shall be shipped by GSC to Bemax within ten (10) days of completion of production. GSC will charge USD 0.5/m3 or a fee to be agreed upon by both Parties for warehouse storage for finished Product not shipped to Bemax after thirty (30) days of free storage in GSC warehouse.

3.	INSPECTION AND RECORD

3.1 Bemax shall be responsible for the inspection of quality and quantity of Products before shipping. Any damage or shortage after shipment shall be at expense of Bemax.

4.	PROPRIETARY INFORMATION

4.1 DEFINITION “Proprietary Information” as used herein shall mean all or any portion of only the: (a) written, recorded, graphical or other information in tangible form disclosed during the term of this Agreement, by one party to the other party which is labeled “Proprietary”, “Confidential”, or with a similar legend denoting the proprietary interest therein of the disclosing party; (b) oral information which is disclosed by one party to the other party to the extent it is identified as “Proprietary” or “Confidential” at the time of oral disclosure, is reduced to written or other tangible form within thirty (30) days of oral disclosure, and such written or tangible form is labeled “Proprietary”, “Confidential”, or  with a similar legend denoting the proprietary interest therein of the disclosing party; and (c) models and other devices delivered or disclosed, during the Term of this Agreement, by one party to the other party which have been identified in writing at the time of disclosure as being proprietary to the disclosing party; and provided further, however, Proprietary Information shall not include any data, information or device that is: (i) in the possession of the receiving party prior to its disclosure by the disclosing party and not subject to other restriction on disclosure; (ii) independently developed by the receiving party; (iii) publicly disclosed by the disclosing party; (iv) rightfully received by the receiving party from a third party without restrictions on disclosure; (v) approved for unrestricted release or unrestricted disclosure by the disclosing party; or (vi) produced or disclosed pursuant to applicable laws, regulations or court order, provided the receiving party has given the disclosing party prompt notice of such request so that the disclosing  party has an opportunity to defend, limit or protect such production or disclosure.

5.	RESTRICTIONS

5.1 The Parties agree, for a period of six (6) years from the date of disclosure, without the prior written consent of the other Party regarding a specific contemplated transaction: (a) not to disclose Proprietary Information of the other Party outside of the receiving Party (b) to limit dissemination of the other Party’s Proprietary Information to only those of the receiving Party’s officers, directors and employees who require access thereto to perform their functions regarding the purposes of his Agreement; and (c) not to use Proprietary Information of the other Party except for the purposes of this Agreement, which purposes shall include disclosure to subcontractors and second sources, both in accordance with non-disclosure agreements.  The standard of care to be exercised by the receiving Party to meet these obligations shall be the standard exercised by the receiving Party with respect to its own proprietary information of a similar nature, but in no event less than due care.

            6.  OWNERSHIP

6.1      Each Party retains all rights and title to all Proprietary Information, in any form, disclosed to the other Party pursuant to this Agreement. Each Party acknowledges that such information is of substantial value and that any disclosure or misuse of such information is harmful to the originating Party.

      7.  NONDISCLOSURE AGREEMENTS AND CONFIDENTIALITY

7.1     The Parties shall only disclose Proprietary Information to those employees and independent contractors who require access to the Proprietary Information to permit a Party to exercise its rights and perform its obligations under this Agreement. A Party shall not disclose any Proprietary Information to any employee or independent contractor unless the employee or independent contractor has signed a non-disclosure agreement incorporating provisions obligating the employee or independent contractor to maintain the confidentiality of the other Party’s Proprietary Information. The Parties agree to keep the terms and conditions of this Agreement confidential and proprietary among the Parties and/or their affiliates.

8.  TRADEMARKS

8.1     GSC reserves the right to, at its sole discretion, periodically review and monitor Bemax’s use of trademark usage, quality of goods, and other criteria as may be required by law to preserve GSC’s rights, and good will.

9.  TERM, TERRITORY AND TERMINATION

9.1      Unless earlier terminated as hereinafter provided, this Agreement shall continue in full force and effect for a period of two (2) years from the date of its execution by both Parties. Bemax shall have the option to extend this Agreement for an additional two (2) years.

9.2     In the event of default or failure by Bemax to perform any of the terms, covenants or provisions of this Agreement, Bemax shall have sixty (60) days after the giving of written notice of such default by GSC to correct such default.  If such default is not corrected within the said sixty (60) day period, GSC shall have the right, at its option, to cancel and terminate this Agreement. The failure of GSC to exercise such right of termination for any non-payment or otherwise shall not be deemed to be a waiver of any right GSC might have, nor shall such failure preclude GSC from exercising or enforcing said right upon any subsequent failure by Bemax.

9.3     GSC shall have the right, at its option, to cancel and terminate this Agreement in the event that Bemax shall (i) become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for Distributor and Distributor shall, after the expiration of thirty (30) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings.

9.4   No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination. The obligations of Section 4 shall survive termination of this Agreement.

10.  ASSIGNABILITY

This Agreement and the rights granted hereunder shall not be assigned by Bemax without the prior written consent of GSC.

11.  GOVERNMENTAL COMPLIANCE

11.1 Distributor shall at all times during the term of this Agreement and for so long as it shall purchase Product comply and cause its affiliates to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of Product or any other activity undertaken pursuant to this Agreement.

     12. ADDRESSES

     12.1   Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by courier, first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

             In the case of the GSC to:

Guangzhou Suide Commodity Co., Ltd

Michelle Su –Managing Director

Malaysia Industrial Park, Jinhudadao, Yingchun Road

Huadu District Guangzhou, Guangdong,

China

In the case of the Distributor to:

Bemax Inc.

TaiwoAimasiko - CEO

625 Silver Oak Drive

Dallas, Georgia 30132

13. OTHER PROVISIONS

13.1 Indemnity.  Each Party shall notify the other of any claim, lawsuit or other proceeding related to the Product. Bemax agrees that it will defend, indemnify and hold harmless GSC, its employees, officers, trustees, directors, and each of them (the “GSC Indemnified Parties”), from and against any and all claims, causes of action, lawsuits or other proceedings filed or otherwise instituted against any of the GSC Indemnified Parties related directly or indirectly to or arising out of any action taken or omission by the Bemax. GSC agrees that it will defend, indemnify and hold harmless Bemax, its employees, officers, trustees, directors and agents and each of them (the “Bemax Indemnified Parties”) from and against any and all claims, causes of action, lawsuits or other proceedings filed or otherwise instituted against any of Bemax Indemnified Parties related directly or indirectly to or arising out of any action taken or omission by GSC

13.2   The Parties agree to binding arbitration pursuant to the provisions of the American Arbitration Association, provided however, that this arbitration provision shall not preclude either Party from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of either Party’s trade secrets or confidential and proprietary information. The arbitrator shall award costs and fees, including reasonable attorneys’ fees, to the prevailing party, or he/she shall be free to apportion costs and fees as he/she deems reasonable under the circumstances. This Agreement and the terms hereof shall be governed by the laws of the state of Nevada.

13.3    Disclaimers.  Neither GSC nor any of their researchers, officers, employees, directors, or agents assume any responsibility for the manufacture, product specifications, sale or use of the Product which are manufactured for the Bemax or sold by Bemax.

13.4     Independent Contractors.  The Parties herby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party.  Nothing in this relationship shall be construed to create a relationship of joint venture partnership, fiduciary, or other similar relationship between the Parties.

13.4     DISCLAIMER OF WARRANTY. GSC MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE PRODUCTS AND GSC MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, OF THE PATENTABILITY OF THE PRODUCTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON IF ANY, OR THAT THE PRODUCT IS OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES.

13.5    Non-Waiver.  The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms providing for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail  to do so, any such failure or neglect by such Party shall not be a waiver or be deemed  or be construed to be a waiver of any cause for the termination of this Agreement  subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof.  None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

13.6     Reformation.  All Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its Parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of the Agreement shall remain binding upon the Parties hereto.

13.7     Force Majeure.  No liability hereunder shall result to a Party by reason of delay in  performance caused by force majeure that are circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

13.8     Entire Agreement.  The terms and conditions herein constitute the entire Agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement or understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

GSC GUANGZHOU SUIDE COMMODITY CO .. LTD	BEMAX INC. Name: Taiwo Aimasiko Title: CEO Date: 31/03/2017

SCHEDULE “A”

LIST OF PRODUCTS

NAME OF PRODUCTS

1.           MOTHER’S TOUCH

2.           MOTHER’S CHOICE